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                                                                      Exhibit 99

               Susquehanna Media Co. - 2001 Second Quarter Results

August 2, 2001

York, PA - Susquehanna Media Co. (Media) reported $81.9 million in consolidated revenues for the second quarter ended June 30, 2001. Revenues decreased $3.4 million or 4% compared to second quarter 2000. Quarterly operating income of $11.7 million represented a $13.0 million or 53% decrease from second quarter 2000. Adjusted EBITDA of $23.8 million was $10.7 million or 31% lower than last year's second quarter.

For the first half, consolidated revenues were $148.7 million, a decrease of $1.7 million compared to the first half of 2000. Operating income for the six months ended June 30, 2001 was $18.1 million, a $20.2 million or 53% decrease compared to the first half of 2000. Adjusted EBITDA of $41.7 million represented a decrease of $15.4 million or 27% from the first half of the prior year.

Second quarter and the first half operating income and Adjusted EBITDA were affected by a $4.2 million charge related to a change in the valuation basis of Cable's Performance Share Plan. (See a separate discussion of the change in Cable's Performance Share Plan below.)

Radio
-----

Second quarter revenues of $53.4 million represent a $7.3 million or 12% decrease compared to second quarter 2000. Revenue decreases were concentrated in the San Francisco properties. San Francisco revenues for second quarter 2001 were $16.2 million, compared to $25.3 million in second quarter 2000 and $17.7 million for second quarter 1999. Operating income for the quarter was $11.7 million, a $9.2 million or 44% decrease from 2000. Second quarter Radio broadcast cash flow of $19.4 million was $8.2 million or 30% below second quarter last year. Adjusted EBITDA for second quarter 2001 was $16.4 million, an $8.2 million or 33% decrease compared to the same quarter last year.

First half 2001 revenues were $93.2 million, a decline of $9.2 million or 9% from first half 2000. Revenues for the first half were affected by the same factors as the quarter. Radio operating income was $16.7 million, a decrease of $14.4 million or 46% from the first six months of 2000. Radio broadcast cash flow of $30.8 million was $12.2 million or 28% lower than 2000. Adjusted EBITDA for the six months ended June 30, 2001 was $25.7 million, a decrease of $12.3 million or 32% compared to the same period in 2000.
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Results on a same stations basis exclude the Kansas City radio stations acquired in July 2000, and WHMA-FM in Anniston, Alabama, which was moved to Atlanta and relaunched as WWWQ-FM in January 2001. On a same stations basis, second quarter revenues were $50.5 million, a decline of $9.8 million or 16% from second quarter last year. Same stations operating income was $14.2 million, which was $6.9 million or 33% below second quarter 2000. Radio broadcast cash flow on a same stations basis was $20.5 million, $7.2 million or 26% lower than 2000. Same stations Adjusted EBITDA was $17.6 million, a $7.1 million or 29% decrease from second quarter 2000.

First half 2001 revenues on a same stations basis were $88.5 million, a decrease of $13.2 million or 13% less than 2000. Same stations operating income was $22.4 million, a decline of $9.1 million or 29% compared to the first six months of 2000. Radio broadcast cash flow on a same stations basis was $34.0 million for the half, which was $9.1 million or 21% lower than the same period in 2000. Adjusted EBITDA for same stations was $29.1 million, a decrease of $9.0 million or 24% from the first half of last year.

Cable
-----

Second quarter revenues totaled $25.7 million, a $2.6 million or 11% increase over second quarter 2000. Revenue growth came primarily from basic service rate increases and to a lesser extent from increased penetration of digital cable and cable modem services. Operating income was $1.5 million for the quarter, a decrease of $1.5 million or 50% from last year. Second quarter Adjusted EBITDA was $8.3 million, a decrease of $0.7 million or 8% below second quarter 2000. Operating income and Adjusted EBITDA decreased primarily due to a $2.6 million charge related to a change in the valuation basis of Cable's Performance Share Plan. Average monthly revenue per basic subscriber increased from $40.07 to $43.75, an increase of 9% over 2000.

Revenues for the six months ended June 30, 2001 were $50.4 million, an increase of $5.1 million or 11% from second quarter 2000. Operating income was $4.1 million, which represented a decrease of $2.0 million or 33% compared to first half 2000. Year to date Adjusted EBITDA for the six months was $17.7 million, unchanged from first half 2000. First half operating income and Adjusted EBITDA were also affected by Cable Performance Share Plan charge.

Other
-----

BlazeNet's second quarter revenues totaled $2.7 million, which was a $1.2 million or an 80% increase over second quarter 2000. The web design division, acquired in October 2000, accounted for $0.9 million of increased revenues. BlazeNet quarterly operating loss was $0.9 million, a $0.7 million decline from second quarter 2000's operating loss of $0.2 million. BlazeNet Adjusted EBITDA deficit was $0.7 million, a $0.6 million decrease from the same quarter last year. Quarterly operating loss and Adjusted EBITDA deficit for the web design division were $1.1 million and $0.9 million, respectively.
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BlazeNet's first half revenues totaled $5.1 million, an increase of $2.4 million or 89% over the same period in 2000. The web design division's first half revenues were $1.7 million. BlazeNet operating loss for the six months was $2.3 million, $1.8 million greater than the operating loss of $0.5 million recognized for the first six months of 2000. Operating loss for the web design division was $2.5 million for the six months. BlazeNet Adjusted EBITDA deficit for the first half was $1.7 million, $1.5 million above the Adjusted EBITDA deficit for the first half of 2000. Adjusted EBITDA deficit for the web design division was $2.2 million for the first half.

The Other segment's second quarter and first half operating loss and Adjusted EBITDA deficit included the $1.6 million second quarter charge related to the Cable Performance Share Plan.

Cable Performance Share Plan
----------------------------

On April 1, 2001, the second of a three-step change in the valuation basis of the performance share plan occurred. As noted in Form 10-K for the year ended December 31, 2000, the valuation basis changes will be completed on April 1, 2002. Second quarter 2001 operating income and Adjusted EBITDA include a $4.2 million charge for this valuation basis change. A similar charge was recognized in third quarter 2000, totaling $3.1 million ($1.9 million and $1.2 million were allocated to the Cable and Other segments, respectively).

Radio Employee Stock Plan
-------------------------

On April 1, 2001, the second in a three-step change in the valuation basis for Radio's Employee Stock Plan occurred. Although no expense or charge against operating income or Adjusted EBITDA was recognized in second quarter 2001, minority interests increased $23.7 million due to the valuation basis change. Minority interests increased $18.9 million in third quarter 2000 due to the first valuation basis change.

General
-------

Media defines Adjusted EBITDA as net income before income taxes, extraordinary items, interest expense, interest income, depreciation and amortization, ESOP expense, non-cash expenses, minority interest and any gain or loss on the disposition of assets. Adjusted EBITDA should not be considered an alternative to operating income or to cash flows from operating activities (determined in accordance with generally accepted accounting principles).
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The financial information disclosed herein is preliminary and may differ from the financial statements.

Attached for your review is a schedule of unaudited selected financial information for the quarters and year to date periods ended June 30, 2001 and 2000.

Conference Call
---------------

A conference call is scheduled to review Susquehanna Media Co.'s 2001 second quarter results on Tuesday, August 7, 2001 at 11:00 am EDT. To participate in this conference call, please dial (800) 447-1794. The participant code is 992614.

* * * * * * *

Some of the statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as "believes," "expects," "may," "will," "should," or "anticipates' or the negative thereof or other variations thereof or comparable terminology, or by discussion of strategies, each of which involves risks and uncertainties. All statements other than of historical facts included herein, including those regarding market trends, the Company's financial position, business strategy, projected plans and objectives of management for future operations, are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, but are not limited to, general economic and business conditions (both nationally and in the Company's markets), acquisition opportunities, expectations and estimates concerning future financial performance, financing plans, the Company's ability to service its outstanding indebtedness, the impact of competition, existing and future regulations affecting the Company's business, nonrenewal of cable franchises, decreases in the Company's customers advertising and entertainment expenditures and other factors over which the Company may have little or no control.
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                     Susquehanna Media Co. and Subsidiaries
                     --------------------------------------
                         Selected Financial Information
               (dollars in thousands, except Cable Operating Data)

                                                 Three Months Ended                 Six Months Ended
                                                       June 30,                         June 30,
                                                 2001           2000             2001              2000
                                                 ----           ----             ----              ----
Income Statement Data:
   Revenues:
       Radio                                  $ 53,418       $ 60,732       $     93,198      $    102,414
       Cable                                    25,745         23,107             50,408            45,252
       BlazeNet and other                        2,699          1,457              5,107             2,727
                                              --------       --------       ------------      ------------
           Total                                81,862         85,296            148,713           150,393
   Operating income (1)                         11,747         24,704             18,070            38,321
Other Data:
   Radio broadcast cash flow (2)              $ 19,372       $ 27,580       $     30,783      $     43,025
   Cable cash flow (3)                          11,427         10,047             21,983            19,747
   Adjusted EBITDA (1) & (4)
       Radio                                    16,430         24,608             25,722            37,991
       Cable                                     8,343          8,990             17,705            17,663
       BlazeNet and other                       (1,008)           884             (1,708)            1,462
                                              --------       --------       ------------      ------------
       Total                                    23,765         34,482             41,719            57,116
   ESOP expense                                  2,338          2,060              4,401             3,839
   Performance share plan revaluation (1)        4,172              -              4,172                 -
   Interest expense, net                         9,385          8,102             19,672            16,161
   Interest income from loan to Parent (5)       1,668          1,665              3,215             3,330
   Depreciation and amortization                 9,563          7,720             18,851            14,959
   Capital expenditures                          9,230          9,116             16,478            17,120
   Total Long-term debt                                                          509,229           394,393
Cable Operating Data:
   Homes passed                                                                  260,491           247,290
   Basic subscribers                                                             191,178           188,115
   Internal growth of subscribers (6)                                               -0.7%              0.4%
   Basic penetration (7)                                                            73.4%             76.1%
   Digital terminals (8)                                                           23,891           10,746
   Digital terminal penetration (9)                                                 12.5%              5.7%
   Cable modems (10)                                                              10,464            5,713
   Cable modem penetration (11)                                                      5.9%              4.2%
   Premium units (12)                                                             74,657            74,021
   Premium penetration (13)                                                         39.1%             39.3%
   Average monthly revenue per basic
       subscriber (14)                                                      $      43.75      $      40.07
   Cable capital expenditures                                               $ 10,364,000      $ 15,388,700

(1) Operating income and Adjusted EBITDA were decreased by a $4.2 million revaluation of Cable's Performance Share Plan. Approximately $2.6 million and $1.6 million was allocated to the Cable and the Other segments, respectively.
(2) Radio broadcast cash flow is defined as radio Adjusted EBITDA plus corporate overhead allocated to radio operations.
(3) Cable cash flow is defined as cable Adjusted EBITDA plus corporate overhead allocated to cable operations.
(4) Adjusted EBITDA is defined as net income before income taxes, extraordinary items, interest expense, interest income, depreciation and amortization, ESOP expense, minority interests, and any gain or loss on the disposition of assets. Adjusted EBITDA should not be considered an alternative to operating income or to cash flows from operating activities (determined in accordance with generally accepted accounting principles).
(5)  Interest income on a loan by Media to its Parent to fund the ESOP.
(6) Internal growth of subscribers represents the year to date percentage change in subscribers excluding acquisitions.
(7) Basic penetration represents basic subscribers as a percentage of homes passed.
(8) Digital terminals represents the aggregate number of digital terminals that are billed for service.
(9) Digital terminal penetration represents digital terminals deployed as a percentage of basic subscribers.
(10) Cable modems represents the aggregate number of cable modems that are billed for service.
(11) Cable modem penetration represents cable modems as a percentage of homes passed.
(12) Premium units represents the aggregate number of individual premium services (e.g HBO, Cinemax, Showtime) which customers have subscribed.
(13) Premium penetration represents premium units as a percentage of basic subscribers.
(14) Average monthly revenue per basic subscriber represents revenues divided by the weighted average number of subscribers for the period.

The financial information disclosed herein is preliminary and may differ from the financial statements.